Exhibit 8


                               FORM OF TAX OPINION


                                 March __, 1999


FBR Asset Investment Corporation (Maryland)
1001 Nineteenth Street North
Arlington, VA  22209


                   FBR Asset Investment Corporation (Maryland)
                   -------------------------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------


Ladies and Gentlemen:


                  We have acted as counsel to FBR Asset Investment Corporation (Maryland), a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on February __, 1999 (No. 333-67343), as amended through the date hereof, with respect to the offer and sale from time to time of up to __________ shares (the "Secondary Shares") of the common stock, par value $0.01 per share, of the Company by certain selling shareholders named in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

                  In giving this opinion letter, we have examined the following:

1. the Restated and Amended Articles of Incorporation of FBR Asset Investment Corporation, a Virginia corporation merged into the Company on ________ __, 1999 ("FBR Asset Virginia"), as duly filed with the State Corporation Commission of the State of Virginia on December 16, 1997;

2. the Bylaws of FBR Asset Virginia;
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FBR Asset Investment Corporation (Maryland)
March __, 1999
Page 2

3. the Company's Articles of Incorporation and Restated and Amended Articles of Incorporation, as duly filed with the Department of Assessments and Taxation of the State of Maryland on ________ __, 1998 and _________ __, 1999, respectively;

4. the Company's Amended and Restated Bylaws;

5. the Registration Statement, including the prospectus contained as part thereof (the "Prospectus"); and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 1999 and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated March __, 1999 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. Where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have

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FBR Asset Investment Corporation (Maryland)
March __, 1999
Page 3


explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences of FBR Asset's Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

         (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1997 and December 31, 1998, and the Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 1999 and in the future; and

         (b) the descriptions of the law and the legal conclusions contained in the Memorandum under the caption "Federal Income Tax Consequences of FBR Asset's Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under
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FBR Asset Investment Corporation (Maryland)
March __, 1999
Page 4


the captions "Federal Income Tax Consequences of FBR Asset's Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of Secondary Shares pursuant to the Prospectus, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                            Very truly yours,